Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation

PPL Names Xerox Executive to its Board of Directors

ALLENTOWN, Pa. (July 2, 2014) -- PPL Corporation (NYSE: PPL) announced Wednesday (7/2) that an executive with more than three decades of wide-ranging technology and management experience will join the company's board of directors.
Armando Zagalo de Lima, a Xerox executive vice president, has been elected to the PPL board, effective July 3, 2014. Zagalo de Lima, who has served Xerox in a number of key positions since 1983, will be retiring from Xerox at the end of this year.
“We are very pleased to welcome Armando to the PPL board,” said William H. Spence, PPL chairman, president and Chief Executive Officer. “His very strong technical background and his line management and staff experience at Xerox make him an exceptionally strong addition to our already excellent board.”
In his role as president of Xerox Technology from 2012 to July 1, 2014, Zagalo de Lima, 55, was responsible for engineering, product development, manufacturing, distribution, managed print services, sales channels and technical services to effectively manage and grow business on a global basis.
From 2010 to 2012, he served as Xerox president of Global Customer Operations, with responsibility for worldwide sales, service and customer administration activities for Xerox’s document technology, services and solutions. Prior to this role, Zagalo de Lima led Xerox Europe from 2001 to 2010, serving as chief operating officer and then president, driving business activity in nearly 20 countries.
He first joined Xerox in Portugal in 1983 and held sales, marketing and management positions across Europe.
A native of Portugal, Zagalo de Lima earned a master’s degree in information technology and electronics engineering from Instituto Superior Tecnico Lisboa.
He will serve on the Finance Committee of the PPL board. Zagalo de Lima’s appointment will bring PPL’s total board membership to 13, 12 of whom are outside, independent directors.
PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL recently announced an agreement to combine its competitive market generating company with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, the third largest independent power producer in the country.  More information is available at www.pplweb.com.

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